Exhibit 99.1

September 9, 2013

Greetings from the Electro-Sensors Team,

We hope this letter finds you well and enjoying the remaining months of a delightful summer. At Electro-Sensors, we’ve been busy experiencing a refreshing season of change focused on preparing the Company for the next round of growth and success.

As you may have read in our press release dated July 23, 2013, Electro-Sensors recently appointed David Klenk as its new President, CEO and CFO, roles previously held by Brad Slye. Brad and the Board of Directors decided it was a great time to make an organizational change that would allow Brad to focus on what he enjoys most – developing outstanding new Electro-Sensors’ products – while bringing in some additional experience to run and grow the business. We’re grateful for Brad’s many years of dedicated service to the Company and are excited that he will continue in an important role as Product Development and Integration Manager.

David brings to the Company executive leadership experience having served as President of Harland Medical Systems, Inc. as well as August Technology Corporation, both companies that achieved significant growth during David’s tenure. David joined Electro-Sensors’ Board of Directors in June of this year to fill a vacancy created when Geoff Miller stepped down after many years of service. We thank Geoff for his contributions as a director and wish him well.

As part of his changing role, Brad Slye also stepped down as a director and was replaced by Scott Gabbard in July 2013. Scott is a seasoned executive who brings extensive financial experience to the Board. Scott currently serves as CFO of Magenic Technologies, Inc., a privately-held custom software development organization with locations throughout the U.S. and the Philippines. We welcome him to the Board and look forward to leveraging his financial acumen as we move ahead.

While many things have recently changed, one thing that hasn’t changed is that Electro-Sensors’ ongoing operations are still delivering strong results. As we highlighted in our 2013 second quarter financial results, the Company achieved revenues of $1.57 million and net income of $270,000 during the quarter. Our third quarter is off to a good start and we are seeing some exciting projects come to life, especially in the agricultural sector of our business. We continue to develop innovative product line additions and over the past year have added several new products and features that we believe will effectively solve our customers’ critical production monitoring needs.

Finally, we are actively assessing prudent ways to grow the business and increase shareholder value. In conjunction with this assessment, we have temporarily suspended the quarterly dividend as we look at the most effective ways to invest and deploy the Company’s capital. As always, we want to be good stewards of the resources that Electro-Sensors has earned along the way, while ensuring we remain well positioned to take advantage of opportunities for an even brighter future.

We’re sincerely grateful for your continued support of Electro-Sensors and we’ll keep you apprised of our progress as we move forward.

Sincerely,

David Klenk, President, CEO, and CFO	Joseph Marino, Chairman of the Board